EXHIBIT 23.2
CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2002 Employee Stock Purchase Plan of Cell Genesys, Inc., as amended, of our reports dated March 7, 2006 with respect to the consolidated financial statements of Cell Genesys, Inc., Cell Genesys, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cell Genesys, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
ERNST & YOUNG LLP
/s/ ERNST & YOUNG LLP
Palo Alto, California
February 2, 2007